Exhibit 99.1

CONFIDENTIAL

Hilton contacts:

Linda Bain (linda.bain@hilton.com)

SVP — Global Communications

Hilton Hotels Corporation

+1(310) 205-4030 phone

(310) 435-3285 cell

Atish Shah (atish_shah@hilton.com)

Vice President — Investor Relations

Hilton Hotels Corporation

+1(310) 205-8664 phone

Blackstone contacts: John Ford (ford@blackstone.com) Senior Vice President - Corporate Communications Tel: + 1 212 583 5559 Mike Buckley / Gemma Hart Brunswick Group Tel: +1 212 333 3810

HILTON CLOSES MERGER WITH BLACKSTONE INVESTMENT FUNDS

BEVERLY HILLS, CA and NEW YORK, NY, October 24, 2007 — Hilton Hotels Corporation (NYSE:HLT) (“Hilton”) and The Blackstone Group (NYSE:BX) (“Blackstone”) today announced the completion of the previously announced merger (the “Merger”) of Hilton with an affiliate of The Blackstone Group’s real estate and corporate private equity funds.  Pursuant to the terms of the merger agreement, holders of Hilton’s common stock will receive $47.50 in cash, without interest, for each share of common stock that they own immediately prior to the effective time of the Merger.  As a result of the Merger, Hilton’s common stock will cease to trade on the New York Stock Exchange at the close of market today and will be delisted.

Hilton also announced that, as of 8:00 a.m., New York City time, on October 24, 2007, the following principal amounts of its securities had been validly tendered and not withdrawn pursuant to Hilton’s cash tender offers for such securities:  $363.7 million aggregate principal amount of its 7.625% Notes due 2008, $129.5 million aggregate principal amount of its 7.200% Notes due 2009, $290.7 million aggregate principal amount of its 8.250% Notes due 2011, $369.9 million aggregate principal amount of its 7.625% Notes due 2012, $145.1 million aggregate principal amount of its 7.500% Notes due 2017, $103.6 million aggregate principal amount of its 8.000% Quarterly Interest Bonds due 2031 and CLP67,715,000,000 aggregate principal amount of its 7.430% Chilean Inflation-Indexed (UF) Notes due 2009.  All securities validly tendered and not withdrawn have been accepted for payment pursuant to the tender offers.

As a result of the acceptance of securities for purchase pursuant to Hilton’s tender offers, the supplemental indentures to the Indenture dated as of April 15, 1997 (the “1997 Indenture”), by and between Hilton and The Bank of New York Trust Company, N.A., which were previously executed and delivered in connection with the consent solicitations relating to the tender offers, have become operative.

In addition, Hilton announced that it had entered into a supplemental indenture to the Indenture dated as of April 22, 2003, by and between Hilton and The Bank of New York Trust Company, N.A., governing Hilton’s 3.375% Convertible Senior Notes due 2023 (the “Convertible Notes”), as required by such indenture.  This supplemental indenture provides that the Convertible Notes are now convertible into $2,111.11 in cash per $1,000 principal amount of Convertible Notes converted.

The Merger, the repayment of certain Hilton indebtedness and the payment of transaction expenses has been financed with $20.6 billion of mortgage and mezzanine debt financing (the “Secured Debt”) incurred by subsidiaries of Hilton and approximately $5.7 billion of equity invested by investment funds affiliated with The Blackstone Group.  The Secured Debt is secured by substantially all of Hilton’s consolidated assets and contains significant restrictions on the incurrence of any additional indebtedness by Hilton, including the prohibition of any additional Hilton indebtedness for money borrowed and/or evidenced by bonds, debentures, notes and other similar instruments, other than a limited right for an unsecured financing in an amount of not less than $1.0 billion at Hilton, provided that Hilton makes the election to proceed with such an unsecured financing within 30 days of the Merger. Thereafter, Hilton would not be permitted to enter into such a financing without the unanimous consent of the Secured Debt holders. The proceeds of any Hilton unsecured financing, if completed, would be used to repay an equal amount of the Secured Debt.

Acquisition financing was provided by Bear Stearns, Bank of America, Deutsche Bank, Goldman Sachs, Lehman Brothers, Merrill Lynch and Morgan Stanley.  These institutions provided the mortgage and mezzanine financing and also served as financial advisors to Blackstone.  Simpson Thacher & Bartlett LLP acted as legal advisor to Blackstone.  UBS Investment Bank and Moelis Advisors acted as financial advisors to Hilton, and Sullivan & Cromwell LLP acted as legal advisor to Hilton.

About Hilton

Hilton Hotels Corporation is the leading global hospitality company, with 2,896 properties totaling approximately 490,000 rooms in 76 countries and territories.

The company owns, manages or franchises a hotel portfolio of some of the best known and highly regarded brands, including Hilton®, Conrad® Hotels & Resorts, Doubletree®, Embassy Suites Hotels®, Hampton Inn®, Hampton Inn & Suites®, Hilton Garden Inn®, Hilton Grand VacationsTM, Homewood Suites by Hilton® and The Waldorf=Astoria Collection®.

About Blackstone

The Blackstone Group is a leading global alternative asset manager and provider of financial advisory services.  Its alternative asset management businesses include the management of corporate private equity funds, real estate opportunity funds, funds of hedge funds, mezzanine funds, senior debt funds, proprietary hedge funds and closed-end mutual funds.  The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement services.